                                                                   EXHIBIT 10.20

     [LETTERHEAD OF AMERICAN GENERAL HOSPITALITY CORPORATION APPEARS HERE]

November 14, 1997


Mr. John P. Buza
1 Goosepoint Drive
Colts Neck, New Jersey   07722

Dear John:

American General Hospitality Corporation is pleased to extend an offer of employment to you with the following initial terms:


Position:            SENIOR VICE PRESIDENT
                     Reporting to Steven D. Jorns, President, Chief Executive
                     Officer

Base Salary:         Annualized salary of $125,000 paid bi-weekly at $4,807.69
                     per pay period

Start Date:          January 30, 1998

Term:                Three years from initial start date of January 30, 1998

Responsibilities: Your primary responsibility will be that of overseeing the Prime Hospitality assets and relationship. The secondary responsibility will include securing and evaluating acquisition opportunities, conducting due diligence on specified projects, initiate and maintain positive investor / potential investor relations in the New York market, and other special assignments as directed by Steven D. Jorns, Chief Executive Officer.

Incentive compensation: Your bonus potential will be up to 50% of your base salary. The 1998 program will provide for payment of one-half of your incentive if shareholders receive a 15% total return for the year. The other half of your incentive program will be discretionary and based upon satisfactory performance of objectives as set forth by the Chief Executive Officer. As all incentives are reviewed annually, there is no assurance that future incentives will resemble the 1998 program.

Stock options and grants: You will receive stock options on 50,000 shares of American General Hospitality Corporation stock upon your initial date of employment (presuming that you start on January 30, 1998). These stock options will be priced at the closing price of the stock on your initial date of employment. Options will be issued at 85% of the price on the grant date. Subsequent to 45 days of the initial option grant date, you will be provided a 25% vesting. The balance of these stock options will vest at a rate of 33% per year over the next three years. In addition, you will receive the Dividend Equivalent Rights (DER's) on the vested portion of the options, payable at the end of the year providing that a 15% total return to the shareholders has been achieved in the preceding year. These are payable thirty (30) days following the end of the year. DERs are only applicable to this initial grant. Future DERs on options are at the discretion of the Compensation Committee. Subject to satisfactory performance, an additional option program will be readdressed in 1999.

You will also be granted 7,500 shares of American General Hospitality Corporation stock. Upon your start date, 25% of these shares will be immediately vested. The balance of this stock grant will vest at a rate of 33% per year over the next three years. You will receive quarterly payment of dividends on both vested and unvested shares for the full 7,500 shares of granted stock.

Page 2
November 14, 1997

Health Benefits: After ninety days of continuous full time employment, you will be eligible to participate in the American General Hospitality benefit programs including the major medical, dental, life, short term disability, long term disability, pharmaceutical, and vision plans. The company will offset the cost of COBRA continuation premiums as charged by your previous employer for a period of ninety (90) days.

Retirement Benefits: Upon your initial date of employment, you will be eligible to participate in the American General Hospitality Corporation Money Purchase Retirement Plan. This retirement program is a non-contributory plan in which the company contributes 3% of your 1998 base compensation into a self directed investment account which cliff vests after five years of employment. Future year contributions are discretionary and subject to annual review by the Compensation Committee.

Automobile Allowance: You will be provided $600 per month in additional compensation which is intended to be applied toward the lease/or purchase of an automobile in your name. This automobile allowance should also defray expenses such as insurance and maintenance, however you will be reimbursed for all business related automobile expenses to include gasoline receipts.

Vacation: You will be eligible for three weeks of paid vacation per year initially and four weeks vacation after five years of employment.

Other Benefits: The company will reimburse you for the cost of a cellular phone including monthly maintenance charges and any business related phone calls. The company will reimburse the cost of upgrade stickers for first class business travel.

Office Arrangements and Equipment: You will office out of one of the company hotels. The company will provide use of a laptop computer which will be linked to the corporate office email and network systems. To assist in communications, you will receive a pager.

Benefits upon Termination: Your employment contract will provide information regarding benefits upon termination.

This letter is not to be construed as an employment contract, but as a general summary of the details discussed. Future employment will be based upon satisfactory performance as determined by American General Hospitality Corporation. Additional terms of employment are found in the Employment Agreement dated November 14, 1997. If these general terms are acceptable, please execute both this Employment Offer with general terms and the Employment Agreement dated November 14, 1997 and return a copy to my attention.

We are very pleased to provide this offer of employment. We look forward to your contributions to the American General Hospitality team!

                                             Sincerely,



                                             Steven D. Jorns
                                             President / Chief Executive Officer

Read, agreed and accepted, this 31st day of December, 1997

                       by    /s/ JOHN P. BUZA
                          ------------------------------
                                 John P. Buza

                                               CERTAIN ASPECTS OF THIS
                                               AGREEMENT ARE SUBJECT TO
                                               ARBITRATION UNDER THE TEXAS
                                               GENERAL ARBITRATION ACT


                             EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 30, 1998, is entered into between AMERICAN GENERAL HOSPITLAITY CORPORATION, a Maryland corporation (the "Company"), and John P. Buza ("Executive").

                                   RECITALS
                                   --------

     A. The Company is a corporation intended to be qualified and to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

     B. The Company is the sole shareholder of the general partner of American General Hospitality Operating Partnership, L.P., a Delaware limited partnership, which has, among other things acquired interests in various hotels from, among others, the principals of American General Hospitality, Inc. ("AGHI").

     C. The Company wishes to employ Executive and Executive wishes to be employed by the Company, on the terms and conditions set forth below.

     THEREFORE, the parties agree as follows:

     1. EMPLOYMENT DUTIES. During the Term (as defined in paragraph 2 below), the Company will employ Executive as its Senior Vice President. Executive will devote substantially all of his business time and attention to the performance of his duties under this Agreement. Executive initially shall have the duties, rights and responsibilities normally associated with his position with the Company, together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by the Board of Directors of the Company (the "Board") or may otherwise be provided for in the Company's Bylaws. If the Company shall so request, Executive shall become and shall, at any time during the term of this Agreement as the Company shall so request, act as a director of the Company and/or as an officer and/or director of any of the subsidiaries of the Company as they may now exist or may be established by the Company in the future without any compensation other than that provided for in paragraph 3.

     2. TERM. The term of Executive's employment under this Agreement (the "Term") will begin on the date of this Agreement and will continue, subject to the termination provisions set forth in paragraph 5 below, until the third anniversary of the date thereof.

     3.   SALARY AND BONUS.

          a. Salary. During each year of the Term, Executive will receive a salary at an annual rate of $125,000, which salary will be subject to increase as set forth below (as so increased, the "Base Salary"). The Compensation Committee of the Board (the "Committee") will review Executive's Base Salary on an annual basis, and the Committee, upon such review and in its sole discretion, may increase or decrease the Base Salary by an amount which the Committee deems appropriate in light of the Company's and Executive's performance during the period covered by such review; provided, however, that the Base Salary will not be reduced below $125,000 per annum. The Base Salary will be payable to Executive in accordance with the Company's standard payroll practices.

Employment Contract - John P. Buza
Page 2           November 14, 1997

          b. Bonus. In addition to the Base Salary, the Company may pay to Executive performance based bonus compensation for each fiscal year of the Company as determined by the Committee in its sole discretion. For 1998, the program will provide for payment of one-half of your incentive if shareholders receive a 15% total return for the year. The other half of the incentive program will be discretionary and based upon satisfactory performance of objectives as set forth by the Chief Executive Officer. As all incentives are reviewed annually, there is no assurance that future incentives will resemble the 1998 program.

     4. FRINGE BENEFITS. In addition to the other compensation payable pursuant to this Agreement, during the Term:

          a. Standard Benefits: Executive will be entitled to receive fringe benefits and perquisites, including medical, dental, disability and life insurance, as are generally made available from time to time to management employees and Executives of the Company and to participate in any pension, profit sharing, stock option or similar plan or program established from time to time by the Company for the benefit of its employees.

          b. Vacation and Sick Leave. Executive will be entitled to such periods of paid vacation (not less than three weeks) and sick leave allowance each year (not less than three days) that are consistent with the Company's vacation and sick leave policy for senior management.

          c. Business Expenses. The Company will pay or reimburse Executive for all business-related expenses incurred by Executive in the course of his performance of duties under this Agreement, subject to the procedures established by the Company from time to time with respect to incurrence, substantiation, reasonableness, and approval.

          d. Stock Options; Stock Awards. Executive shall be entitled to participate in employee stock plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans. Upon initial date of employment, Executive will receive stock options on 50,000 shares of American General Hospitality Corporation stock with such options priced at the closing price of the stock on the initial date of employment. Options will be issued at 85 percent of the price on the grant date. Such shares, shall vest and become nonforfeitable, subject to continuing to be employed by the Company on the applicable dates as follows: 25 percent subsequent to 45 days of the date of grant, over the next three years, 25 percent on each anniversary year after the initial grant. Executive will receive the Dividend Equivalent Rights (DERs) on the vested portion of the options, payable at the end of the year provided that a 15 percent total return to the shareholders has been achieved in the preceding year. These DERs are payable thirty (30) days following the end of the fiscal year. DERs are only applicable to this initial grant. Future DERs will be at the sole discretion of the Compensation Committee. The Compensation Committee, at its sole discretion, may elect to offer an additional option program in 1999. Executive shall receive a grant of 7,500 shares of Common Stock, with such grant priced at the closing price of the stock on the initial date of employment, and which shall vest and become nonforfeitable, subject to continuing to be employed by the Company on the applicable dates as follows: 25 percent on the date of grant, over the next three years, 25 percent on each year of the annual anniversaries of the date of the grant.

     5.   TERMINATION OF EMPLOYMENT.

          a. Death and Disability. Executive's employment under this Agreement will terminate immediately upon his death and upon 30 days' prior written notice given by the Company in the event Executive is determined to be "permanently disabled" (as defined below).

Employment Contract - John P. Buza
Page 3           November 14, 1997

          b. For Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as defined below), upon providing Executive 30 days' prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective on the 30th day after Executive's receipt thereof unless Executive (i) cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period or (ii) sends, within such 30-day notice period, written notice to the Board disputing in good faith the existence of Cause and requesting arbitration of such dispute pursuant to paragraph 6 below. During the pendency of the arbitration, Executive will continue to receive all compensation and benefits to which he is entitled hereunder. If the Company is not successful in obtaining a determination by the arbitrators that there was Cause for termination, the Company will pay Executive's reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements, in connection with such dispute resolution.

          c. For Good Reason. Executive may terminate his employment under this Agreement for "Good Reason" (as defined below) upon providing the Company 30 days' prior written notice of termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Company's receipt thereof unless the Company cures the alleged violation or other circumstance which was the basis of such termination within such 30 day notice period.

          d.   Definitions. For purposes of this Agreement:

               (i) Executive will be deemed "permanently disabled" if he becomes unable to discharge his normal duties as contemplated under this Agreement for more than six consecutive months as a result of incapacity due to mental or physical illness as determined by a physician acceptable to the Executive and the Company and paid by the Company, whose determination will be final and binding. If Executive and the Company are unable to agree on a physician, Executive and the Company will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.

               (ii) Cause means either (A) a material breach by Executive of any material provisions of this Agreement, but only if, after notice provided in subparagraph (b) above, Executive fails to cure such breach or, if such breach is not subject to cure, fails on an ongoing basis thereafter to comply with the provisions of this Agreement with respect to which he was in such breach; (B) action by Executive constituting willful malfeasance or gross negligence, having a material adverse effect on the Company; (C) an act of fraud, misappropriation of funds or embezzlement by Executive in connection with his employment hereunder; or (D) Executive is convicted of, pleads guilty to or confesses to any felony.

               (iii) Good Reason means the occurrence of any of the following, without the prior written consent of Executive: (A) any substantial diminution of duties, responsibilities or status, or other imposition by the Company of unreasonable requirements or working conditions on Executive, which are not withdrawn or corrected within a 30-day period following notice by Executive to the Company of such diminution or imposition; (B) a material breach by the Company of any of its material obligations under this Agreement, but only if (x) after expiration of the 30-day notice period provided in subparagraph (c) above, the Company fails to cure such breach, or (y) notwithstanding such cure, the Company willfully and repeatedly breaches it obligations under this Agreement.

Employment Contract - John P. Buza
Page 4           November 14, 1997

6.   BENEFITS UPON TERMINATION.

     a. Termination with Cause or Resignation. Upon termination of Executive's employment by the Company pursuant to paragraph 5(b) above or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5 (c) above), the Company will remain obligated to pay Executive only the unpaid portion of his Base Salary, bonus and benefits (including the value of any untaken vacation time to the extent Executive has, during the year in which such termination occurs, taken less vacation time than permitted to him hereunder), to the extent accrued through the effective date of termination. Any amount due under this subparagraph will be payable within 30 days after the date of termination.

     b. Termination without Cause or for Good Reason. Upon termination of Executive's employment (x) by the Company other than for Cause or upon Executive's death or permanent disability or (y) by Executive for Good Reason, Executive will be entitled to the benefits provided below:

          (i) the Company will pay as severance pay to Executive, not later than the 30th day following the date of termination, a lump sum severance payment (the "Severance Payment") equal to the greater of (x) the aggregate of all compensation due to Executive hereunder during the balance of the Term, assuming that the annual bonuses payable to Executive during such period will equal the average of the annual bonuses paid to Executive under this Agreement prior to termination of employment or (y) 1.99 times the "base amount" within the meaning of Sections 280G(b)(3) and 280G(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable temporary or final regulations promulgated thereunder, or its equivalent as provided in any successor statue or regulation; and

          (ii) for the duration of the Term, those fringe benefits specified in paragraph 4(a) above, including coverage under all insurance programs and plans.

     c. No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this paragraph 6 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

     d. Expiration of this Agreement. In the event the Term of this Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above or by the Company without cause, Executive will not be entitled to any severance compensation whatsoever under this paragraph 6.

7. INDEMNIFICATION. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) actually incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in his capacity as a director, officer or employee of the Company.

Employment Contract - John P. Buza
Page 5            November 14, 1997

Indemnification under this paragraph 7 shall be in addition to, and not in substitution of, any other indemnification by the Company of its officers and directors. Expenses incurred by Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this paragraph 7 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon the Company's receipt of (x) a written affirmation by Executive of his good faith belief that the standard of conduct necessary for his indemnification hereunder and under the provisions of Section 2-418(b) of the Maryland General Corporation Law, as such provision may be amended or superseded from time to time, has been met and (y) a written undertaking by or on behalf of Executive to repay the amount advanced if it shall ultimately be determined that Executive engaged in conduct which precludes indemnification under the provisions of Section 2-418(b) of the Maryland General Corporation Law, as such provision may be amended or superseded from time to time. Such written undertaking in clause (y) shall be accepted by the Company without security therefor and without reference to the financial ability of Executive to make repayment thereunder. The Company shall use commercially reasonable efforts to maintain in effect for the Term of this Agreement a directors' and officers' liability insurance policy, with a policy limit of at least $5,000,000, subject to customary exclusions with respect to claims made against officers and directors of the Company; provided, however, the Company shall be relieved of this obligation to maintain directors' and officers' liability insurance if, in the good faith judgment of the Company, it cannot be obtained at a reasonable cost.

     8. ARBITRATION. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be conducted in Dallas, Texas by a panel of three (3) arbitrators and will be held in accordance with the rules of the American Arbitration Association. Of the three arbitrators, one will be selected by the Company, one will be selected by Executive and the third will be selected by the arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred to in this paragraph 8. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect thereto, except as otherwise specified in paragraph 5(b) above. Pending a decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

     9.   MISCELLANEOUS.

          a. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

          b. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.

Employment Contract - John P. Buza
Page 6           November 14, 1997

          c. The rights and obligations of the Company under this Agreement inure to the benefit of, and will be binding on, the Company and its successors and permitted assigns, and the rights ad obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and permitted assigns; provided, however, Executive shall not be entitled to assign or delegate any of his rights and obligations under this Agreement without the prior written consent of the Company; provided, further, that the Company shall not have the right to assign or delegate any of its rights or obligations under this Agreement except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by the Company.

          d. Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, will be addressed to its principal place of business, attention: Secretary, and if mailed to Executive, will be addressed to him at his home address last known on the records of the Company or at such other address or addresses as either the Company or Executive may hereafter designate in writing to the other.

          e. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

          f. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW.

          g. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

                                        AMERICAN GENERAL HOSPITALITY CORPORATION



                                        By:   /s/ STEVEN D. JORNS
                                           -------------------------------------
                                           Name:  Steven D. Jorns
                                           Title  Chairman, Chief Executive
                                                  Officer and President

                                              /s/ JOHN P. BUZA
                                        ----------------------------------------
                                                     JOHN P. BUZA

75 Arlington Heights Limited                   Delaware/Limited Partnership
  Partnership, L.P.

Lake Buena Vista Partners, Ltd.                Florida/Limited Partnership

Cocoa Beach Hilton, Ltd.                       Florida/Limited Partnership

Durham I-85 Limited Partnership                Delaware/Limited Partnership
